UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012

FARO TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	0-23081	59-3157093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Technology Park, Lake Mary, Florida 32746

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (407) 333-9911

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Effective as of March 15, 2012, FARO Technologies, Inc. (the “Company”) entered into that certain Fourth Amendment (the “Fourth Amendment”) to the Amended and Restated Loan Agreement, as subsequently amended, with SunTrust Bank, a Georgia banking corporation (as amended, the “Loan Agreement”). The Loan Agreement provides for a revolving loan commitment of $30 million. The Company does not currently have any borrowings outstanding under the Loan Agreement.

The Fourth Amendment extends the maturity date for the Loan Agreement to March 31, 2015 and amends the applicable margin percentages corresponding to the following Senior Funded Debt to Consolidated EBITDA Ratios:

Senior Funded Debt to Consolidated EBITDA Ratio	Applicable Margin

> 1.50:1.00	2.00%
≤ 1.50:1.00 and > 0.75:1.00	1.75%
≤ 0.75:1.00	1.50%

In addition, the Fourth Amendment amends the fees and charges payable by the Company to include (i) a commitment fee of $60,000 payable on March 15, 2012 and (ii) a monthly unused line fee of 0.15% times the result of $30,000,000 less the average daily balance of the Loan outstanding during the immediately preceding month.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Effective as of March 15, 2012, the Company entered that certain Fourth Amendment to the Amended and Restated Loan Agreement described in Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Fourth Amendment to Amended and Restated Loan Agreement, dated March 15, 2012, between FARO Technologies, Inc. and SunTrust Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc. (Registrant)

March 15, 2012	/s/ Keith Bair
	By:	Keith Bair
	Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fourth Amendment to Amended and Restated Loan Agreement, dated March 15, 2012, between FARO Technologies, Inc. and SunTrust Bank.